Exhibit 10.1

August 5, 2008

Steve Saferin

Vice President SGI, President of Properties Operating Group

1500 Bluegrass Lakes Parkway

Alpharetta, Georgia

Dear Steve:

As part of its succession planning and review of executive employment contracts, the Compensation Committee of the Board and Lorne Weil, CEO and Chairman of the Board, have determined that a three year extension of the term of your employment agreement is in the best interest of the Company.   Consequently, we propose the following amendments to your existing employment agreement dated as of January 1, 2006 (and executed as of August 2, 2006) (the “2006 Agreement”), which, except as amended hereby, will continue in full force and effect:

Section 2: The Term shall be extended through December 31, 2011.

Section 3: Your duties will remain unchanged except that:

i)                                         From close of business on January 16, 2009 through May 15, 2009, you will not be required to keep office hours as the Company will provide you with a sabbatical period during which you may travel (it being understood that you will maintain electronic communication reasonably periodically during such period); and

ii)                                    Beginning January 1, 2011, on terms to be agreed between the parties, you may be requested or request to transition your responsibilities from responsibility of the profit and loss of the Properties division to strategic initiatives.

New Section 5X:  Payments in event of expiration of this extended term on or after December 31, 2011:

In the event that this Agreement expires on or after December 31, 2011, Executive will receive Standard Termination Payments as defined in sub-section 5(a) of the 2006 Agreement and:

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A.                                                              The non-equity portion of Executive’s incentive compensation for the completed calendar year during which the expiration occurs, payable if, as and when such bonuses are awarded in the ordinary course in March of the subsequent year, subject to payroll deductions; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made in a lump sum on the date that is six months plus one day following the applicable expiration date; and

B.                                                                Except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, deferred stock, restricted stock and other equity-based awards held by Executive, if termination on or after December 31, 2011 not for cause, will become fully vested and non-forfeitable (provided that any such options will cease being exercisable upon the earlier of one year after the expiration date of the 2006 Agreement (as amended hereby) and the scheduled expiration date of such options), and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games Corporation

By:	/s/ Michael Chambrello
	Name:	Michael Chambrello
	Title:	President and Chief Operating Officer

Accepted and Agreed to as of August 5, 2008:

By:	/s/ Steve Saferin
Steve Saferin